Exhibit 99.2

November 21, 2012

Board of Directors

Cymer, Inc.

17075 Thornmint Court

San Diego, CA 92127

Re:	Initially Filed Registration Statement on Form F-4 of
ASML Holding N.V., filed November 21, 2012 (the “Registration Statement”)

Gentlemen:

Reference is made to our opinion letter, dated November 21, 2012 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than ASML Holding N.V. (“ASML”) and its affiliates) of the outstanding shares of common stock, par value $0.001 per share, of Cymer, Inc. (the “Company”) of the Consideration (as defined in the Opinion Letter) to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of October 16, 2012, by and among ASML, ASML US Inc., an indirect wholly owned subsidiary of ASML (“Holdco”), Kona Acquisition Company, Inc., a wholly owned subsidiary of Holdco, Kona Technologies, LLC, a wholly owned subsidiary of Holdco, and the Company.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the Registration Statement.

In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary-Opinion of Goldman, Sachs & Co. as Financial Advisor to Cymer,” “The Merger-Background of the Merger,” “The Merger-Reasons for the Merger and Recommendation of the Cymer Board,” “The Merger-Opinion of Goldman Sachs as Financial Advisor to Cymer,” and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.

(GOLDMAN, SACHS & CO.)